Exhibit 99.1

MultiSensor AI Announces Fourth Quarter and Full Year 2025 Results

HOUSTON, TX / Newsfile / March 19, 2026 MultiSensor AI Holdings, Inc. (NASDAQ: MSAI) (“MultiSensor AI,” “MSAI” or the “Company”), a pioneer in early threat detection and condition-based monitoring, today announced  financial results for the fourth quarter and year ended December 31, 2025.

Asim Akram, CEO and President, commented: “Fiscal 2025 was a pivotal year for MultiSensor AI as we continued our transition from a hardware‑centric model toward an integrated, subscription‑driven solutions platform. Our teams executed with discipline, advancing key initiatives and deepening relationships with strategic customers in logistics and distribution, manufacturing, and data center markets, where our platform is delivering tangible return on investment through earlier risk detection and smarter operations.”

Robert Nadolny, CFO, continued, “Building on the momentum we demonstrated throughout the year, we exited 2025 with a meaningfully larger base of recurring software revenue and a significantly narrowed net loss. Supported by the capital we raised during 2025 and the cost optimization programs we implemented, we believe we are entering 2026 with the financial flexibility and operating focus required to scale efficiently, accelerate adoption of MSAI Connect, and move decisively along our path toward sustainable profitability.”

Financial Highlights:

●	Software revenue for the year ended December 31, 2025 was $1.9 million, an increase of 88%, compared to $1.0 million for the year ended December 31, 2024.
●	Revenue for the year ended December 31, 2025 was $5.6 million, a decrease of 25%, compared to $7.4 million for the year ended December 31, 2024.
●	Net loss for the year ended December 31, 2025 was $11.7 million, a decrease of 46%, compared to $21.5 million for the year ended December 31, 2024.
●	Overall liquidity increased as the Company’s cash position grew to $24.4 million as of December 31, 2025, an increase of 459% from $4.4 million as of December 31, 2024.

Strategic Business Highlights:

●	We received over $1.5 million in purchase orders in Q4 2025 from our large global distributor customer, which will increase the number of sensors deployed in their facilities. These orders represented approximately $0.3 million in hardware revenue recognized in Q4 2025. Software subscription revenue for these orders will be recognized predominately over a period of four years beginning upon the commencement of the subscriptions which is expected to occur in Q1 2026.
●	In the distribution and logistics market, we are excited by purchase orders for new pilots received in Q4 2025. Manchester Airport Group selected our platform to help elevate the reliability and performance of its baggage-handling operations. Initial deployments at Manchester Airport were completed in Q1 2026. Additionally, we received a purchase order from a global direct-to-consumer food solution company to leverage our solution for monitoring critical assets in cold storage facilities.
●	In the data center market, we began discussions to pilot our solutions with several large data center owners and operators. Shortly after year-end we received our first purchase order for a pilot implementation from a U.S. based data center.
●	As of December 31, 2025, we had approximately 730 active sensors connected to our software platform, MSAI Connect, as compared to approximately 460 as of December 31, 2024. This represents an 59% increase year over year.

The Company’s Annual Report is filed with the SEC, and is available at www.sec.gov as well as in the Investor Relations section of the Company’s website (www.multisensorai.com). More information, including an updated investor presentation, is available on MSAI’s Investor Relations website at www.investors.multisensorai.com.

About MultiSensor AI

MSAI delivers condition monitoring and continuous early threat detection through a multi-sensor condition intelligence platform for high-throughput, automation-rich, and power-dense industrial facilities. Through a unified edge-to-cloud architecture, MSAI Connect provides a multi-sensor condition intelligence layer that bridges critical visibility gaps, strengthens system reliability, and improves asset performance. By integrating thermal, visual, vibration, and environmental sensing into a single platform, MSAI detects early signs of mechanical and electrical degradation - enabling organizations to proactively protect uptime, enhance safety, and extend critical asset lifespan.

For more information or to request a demo, please visit www.multisensorai.com

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “will,” “would” or their negatives or variations of these words, or similar expressions. All statements contained in this press release that do not strictly relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding capital raises, the management’s expectations regarding its strategic priorities and objectives, future plans and business prospects. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including those identified in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2025, as such factors may be updated from time to time in the Company’s other filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Any forward-looking statement made in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, the Company expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

MSAI Contact:

e-mail: ir@multisensorai.com

website: www.multisensorai.com

Source: MultiSensor AI Holdings, Inc.

MultiSensor AI Holdings, Inc.

Consolidated Statements of Operations

(Amounts in thousands of U.S. dollars, except share and per share data)

	Year ended December 31,
	2025	2024
Revenue, net	$5,551	$7,402
Cost of goods sold (exclusive of depreciation)	2,638	2,582
Inventory impairment	511	2,272
Operating expenses:
Selling, general and administrative	11,482	15,655
Share-based compensation expense	1,665	3,382
Depreciation	1,299	1,140
Loss (gain) on asset disposal	(33)	322
Other loss	—	930
Total operating expenses	14,413	21,429
Operating loss	(12,011)	(18,881)
Interest expense (income), net	(77)	63
Change in fair value of convertible notes	—	475
Change in fair value of warrants liabilities	—	(39)
Loss on financing transaction	—	1,553
Other expense (income), net	(189)	1,027
Loss before income taxes	(11,745)	(21,960)
Income tax expense (benefit)	(32)	(465)
Net loss	$(11,713)	$(21,495)
Weighted-average shares outstanding, basic and diluted
Basic	37,348,581	20,119,161
Diluted	37,348,581	20,119,161
Net loss per share, basic and diluted
Basic	$(0.31)	$(1.07)
Diluted	(0.31)	(1.07)

MultiSensor AI Holdings, Inc.

Consolidated Balance Sheets

(Amounts in thousands of U.S. dollars, except share and per share data)

	As of December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$24,365	$4,358
Trade accounts receivable, net of allowance for credit losses of $17 and $35, respectively	1,670	838
Inventories, current	4,020	4,180
Other current assets	826	1,140
Total current assets	$30,881	$10,516
Property, plant and equipment, net	4,085	3,963
Right-of-use assets, net	—	134
Inventories, noncurrent	379	865
Other noncurrent assets	129	—
Total assets	$35,474	$15,478
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$291	$825
Income taxes payable	—	59
Accrued expense	981	1,095
Contract liabilities	1,255	483
Legacy SMAP promissory notes	—	172
Right-of-use liabilities, current	—	138
Other current liabilities	121	245
Total current liabilities	2,648	3,017
Contract liabilities, noncurrent	751	83
Warrants	10	10
Deferred tax liabilities, net	33	80
Total liabilities	$3,442	$3,190
Commitments and contingencies (Note 14)
Shareholders’ equity
Common stock, $0.0001 par value; 300,000,000 shares authorized as of December 31, 2025 and December 31, 2024, and 80,304,531 and 30,526,052 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	8	3
Additional paid-in capital	98,363	66,911
Accumulated deficit	(66,339)	(54,626)
Total shareholders’ equity	32,032	12,288
Total liabilities and shareholders’ equity	$35,474	$15,478

MultiSensor AI Holdings, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands of U.S. dollars)

	Year ended December 31,
	2025	2024
Operating Activities:
Net loss	$(11,713)	$(21,495)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,299	1,140
Inventory impairment	511	2,272
Non-cash lease activity	134	154
Bad debt expenses (recoveries)	15	41
Deferred income tax (income) expense	(47)	62
Share-based compensation	1,665	3,382
Loss (gain) on disposal of equipment	(33)	322
Loss on financing transaction	—	1,553
Change in fair value of warrants liabilities	—	(39)
Other (income) expense, net	—	1,430
Change in fair value of convertible notes	—	475
Increase (decrease) in cash resulting from changes in:
Trade accounts receivable	(847)	1,561
Inventories	135	256
Other current assets	264	68
Other noncurrent assets	(129)	3
Trade accounts payable	(263)	(1,479)
Income taxes payable	(59)	(932)
Contract liabilities	772	(1,461)
Other current liabilities	(124)	131
Right of use liabilities	(138)	(159)
Accrued expenses	(130)	(2,814)
Contract liabilities, noncurrent	668	(38)
Net cash provided by (used in) operating activities	$(8,020)	$(15,567)
Investing Activities:
Capital expenditures	(1,631)	(2,667)
Proceeds from sale of equipment	24	—
Net cash provided by (used in) investing activities	$(1,607)	$(2,667)
Financing Activities:
Proceeds from issuances of common stock and Pre-funded warrants	30,872	22,784
Tax payments associated with equity-based compensation transactions	(1,116)	—
Repayments of promissory notes	(172)	(575)
Repayments of lines of credit	—	(622)
Net cash provided by (used in) financing activities	$29,584	$21,587
Net increase/(decrease) in cash, cash equivalents, and restricted cash equivalents	19,957	3,353
Cash, cash equivalents, and restricted cash equivalents beginning of period	4,508	1,155
Cash, cash equivalents, and restricted cash equivalents end of the period	$24,465	$4,508

Reconciliation of cash, cash equivalents and restricted cash equivalents at end of period:
Cash and cash equivalents	$24,365	$4,358
Restricted cash equivalents included in other current assets	100	150
Cash, cash equivalents, and restricted cash equivalents end of the period	$24,465	$4,508

Supplemental cash flow information:
Interest paid	$—	$63
Income tax paid, net of refunds received	73	2,331

Non-cash investing and financing activities:
Settlement of vendor liability with share issuance	$36	$—
Sale of equipment	11	—
Conversion of convertible notes	—	6,170
Conversion of Legacy SMAP promissory loan into common stock	—	200
Shares issued for Equity Line of Credit commitment fee	—	500
Inducement shares from Financing Transaction	—	1,381